                                                                    EXHIBIT 12.0

                                   ICO, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                              NINE MONTHS ENDED
                                          FISCAL YEAR ENDED SEPTEMBER 30,                          JUNE 30,
                              --------------------------------------------------------   ----------------------------
                                                                             PRO FORMA                      PRO FORMA
                               1992     1993      1994     1995     1996       1996       1996     1997       1997
                              ------   -------   ------   ------   -------   ---------   ------   -------   ---------
Earnings:
  Income (loss) before
    income taxes and
    extraordinary items.....  $ (462)  $(2,001)  $2,651   $6,357   $(1,692)   $(9,411)   $5,399   $ 8,775    $ 4,934
  Undistributed income in
    joint ventures..........      --        --       --       --        80         80        43        14         14
                              ------   -------   ------   ------   -------    -------    ------   -------    -------
         Total Earnings
           (Loss)...........    (462)   (2,001)   2,651    6,357    (1,772)    (9,491)    5,356     8,761      4,920
                              ------   -------   ------   ------   -------    -------    ------   -------    -------
Fixed Charges
  Interest expense..........     741     2,414      471      117       669     14,411       294     2,148     10,904
  Portion of rental expense
    which relates to
    interest................     279       523      502      536       590        590       443       560        560
                              ------   -------   ------   ------   -------    -------    ------   -------    -------
         Total fixed
           charges..........   1,020     2,937      973      653     1,259     15,001       737     2,708     11,464
                              ------   -------   ------   ------   -------    -------    ------   -------    -------
Earnings (Loss) before
  income taxes,
  extraordinary items,
  undistributed income in
  joint ventures and fixed
  charges...................  $  558   $   936   $3,624   $7,010   $  (513)   $ 5,510    $6,093   $11,469    $16,384
                              ======   =======   ======   ======   =======    =======    ======   =======    =======
Ratio of earnings to fixed
  charges(1)................      --        --      3.7x    10.7x       --         --       8.3x      4.2x       1.4x
                              ======   =======   ======   ======   =======    =======    ======   =======    =======
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(1) As a result of incurring a net loss for the fiscal years ended September 30,
    1992, 1993, 1996, and pro forma 1996, earnings did not cover fixed charges by $462,000, $2,001,000, $1,772,000 and $9,491,000, respectively.